EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 19, 2010 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.134756 per unit, payable on February 12, 2010, to unitholders of record on January 29, 2010. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in November.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,094,000	70,000	$4.75

Prior Month Distribution	2,166,000	70,000	$3.94
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(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,780,000 and overhead of $910,000 in determining the royalty payment to the Trust for the current month.

Other

XTO Energy has advised the trustee that increased gas prices led to the full recovery of excess costs and accrued interest on properties underlying the Kansas net profits interests, which is again contributing to the current month distribution.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817-870-2800